Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement (No. 333-276998) on Form S-1 of our report dated March 31, 2023, relating to the consolidated balance sheets of Prairie Operating Co. (f/k/a Creek Road Miners, Inc.) as of December 31, 2022 and 2021, and the related consolidated statements of operations, consolidated statements of stockholders’ equity (deficit) and consolidated statements of cash flows for the years ended December 31, 2022 and 2021 and the related notes, which is incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ MaughanSullivan LLC

Manchester, Vermont

March 19, 2024